Exhibit 3.1

AMENDED AND RESTATED
SIMON PROPERTY GROUP, INC.
BY-LAWS
(As amended and restated March 20, 2017)

ARTICLE I

STOCKHOLDERS

SECTION 1.01              ANNUAL MEETING. Simon Property Group, Inc. (the “Corporation”) shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers, at such place, on such date, and at such time as shall be set by the Board of Directors. Except as the Restated Certificate of Incorporation of the Corporation (the “Charter”), these By-Laws, or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.

SECTION 1.02              SPECIAL MEETING. At any time in the interval between annual meetings, a special meeting of the stockholders may be called by the Chairman of the Board or the President or by a majority of the Board of Directors by vote at a meeting or in writing (addressed to the Secretary of the Corporation) with or without a meeting.

SECTION 1.03              PLACE OF MEETINGS. Meetings of stockholders shall be held at such place in the United States as is set from time to time by the Board of Directors.

SECTION 1.04              NOTICE OF MEETINGS; WAIVER OF NOTICE. Not less than ten nor more than sixty (60) days before each stockholders meeting, the Secretary shall give written notice of the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting. Notice is given to a stockholder when it is personally delivered to him, left at his residence or usual place of business, or mailed to him at his address as it appears on the records of the Corporation. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he or she before or after the meeting signs a waiver of the notice which is filed with the records of stockholders’ meetings, or is present at the meeting in person or by proxy (except as otherwise provided by Section 229 of the General Corporation Law of the State of Delaware).

SECTION 1.05              QUORUM; VOTING. Unless any statute or the Charter provides otherwise, at a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, and the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present shall be sufficient to elect a director under those circumstances described in Section 2.02 of these By-Laws.

SECTION 1.06              ADJOURNMENTS. Whether or not a quorum is present, a meeting of stockholders convened on the date for which it was called may be adjourned from time to time by a majority vote of the stockholders present in person or by proxy entitled to vote without notice other than by announcement at the meeting. Any business which might have been transacted at the meeting as originally notified may be deferred and transacted at any such adjourned meeting at which a quorum shall be present.

SECTION 1.07              GENERAL RIGHT TO VOTE; PROXIES. Unless the Charter provides otherwise, each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. In all elections for directors, each share of stock entitled to vote may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A stockholder may vote the stock he or she owns of record either in person or by proxy authorized by an instrument in writing or by a transmission permitted by law. Unless a proxy provides otherwise, it is not valid more than three years after its date.

SECTION 1.08              LIST OF STOCKHOLDERS. The Secretary shall prepare and make, at least ten (10) days before every election of directors, a complete list of the stockholders entitled to vote, arranged in alphabetical order and showing the address of each stockholder and the number of shares of each stockholder. Such list shall be open at the place where the election is to be held for said ten (10) days, to the examination of any stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

SECTION 1.09              BUSINESS OF STOCKHOLDER MEETINGS.  At each annual meeting, the stockholders shall conduct only such business as shall have been properly brought before the meeting. The proposal of business to be considered by the stockholders at an annual meeting may be made only (a) pursuant to the Corporation’s notice of meeting pursuant to Section 1.04 of these By-Laws, (b) by, or at the direction of the Board of Directors, or (c) by any stockholder of the Corporation who gives notice in accordance with notice procedures set forth in this Section 1.09 on a timely basis and who is entitled to vote at the meeting.

To be timely, a stockholder’s notice must be in writing and delivered to or mailed to the Secretary of the Corporation and received at the principal executive offices of the Corporation not less than one hundred twenty (120) calendar days in advance of the first anniversary of the previous year’s annual meeting of stockholders of the Corporation; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting, to be timely, notice by the stockholder must be received not later than 5 p.m. Eastern Time on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Such stockholder’s notice shall set forth (a) as to any business that the stockholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) any material interest that such stockholder and any Stockholder Associated Person (as defined below) has in such business, and (iii) if the proposal or business is to be included in the Corporation’s proxy statement, the text of the proposal or business (including the language of any proposed amendment to the Charter or these By-Laws); (b) as to the stockholder giving the notice and each Stockholder Associated Person of such stockholder, (i) the name and address of such stockholder and any Stockholder Associated Person, (ii) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and any Stockholder Associated Person as of the date such notice is given, (iii) any derivative positions held or beneficially held by the stockholder and any Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or to manage risk of stock price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to the shares of stock of the Corporation, and (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose such business; and (c) if the stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to solicit proxies in support of such proposal, a representation to that effect.

Notwithstanding anything in these By-Laws, the Charter, or any applicable law to the contrary, the chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.09 and to declare that any defective proposal be disregarded.

For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Stockholder Associated Person” of any stockholder means (i) any person controlling, controlled by or under common control with, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with a Stockholder Associated Person as defined in the foregoing clauses (i) and (ii).

Notwithstanding the foregoing, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with the respect to the matters set forth in this Section 1.09.

SECTION 1.10              NOTICE OF STOCKHOLDER NOMINATIONS.  This Section 1.10 sets forth certain procedures required for stockholders to nominate persons for election to the Board of Directors at the annual meeting if the stockholder does not wish the nomination to be included in the Corporation’s proxy statement.  Any Eligible Stockholder (as defined in Section 1.11 of these By-Laws) who wishes to include nominations of persons for election to the Board of Directors in the Corporation’s proxy statement for an annual meeting of stockholders must comply with Section 1.11 of these By-Laws.

Nominations of persons for election to the Board of Directors may be made only (a) pursuant to the Corporation’s notice of meeting pursuant to Section 1.04 of these By-Laws, (b) by, or at the direction of, the Board of Directors, (c) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 1.10 and who is entitled to vote at the meeting, or (d) by any Eligible Stockholder (as defined in Section 1.11 of these By-Laws) who complies with the procedures set forth in Section 1.11 of these By-Laws.

To be timely, a stockholder’s notice must be delivered to or mailed to the Secretary of the Corporation and received at the principal executive offices of the Corporation not less than one hundred twenty (120) calendar days in advance of the first anniversary of the previous year’s annual meeting of stockholders of the Corporation; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting, to be timely, notice by the stockholder must be received not later than 5 p.m. Eastern Time on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice and any Stockholder Associated Person (as defined in Section 1.09 of these By-Laws) of such stockholder, (i) the name and address of such stockholder and any Stockholder Associated Person, (ii) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and any Stockholder Associated Person as of the date such notice is given, and (iii) any derivative positions held or beneficially held by the stockholder and any Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or to manage risk of stock price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to the shares of stock of the Corporation; and (c) if the stockholder or any Stockholder Associated Person intends, or is part of a group that intends, to solicit proxies in support of such nominees, a representation to that effect.

To be eligible to be a nominee for election as a director of the Corporation, the person proposed to be nominated must also deliver or mail to the Secretary of the Corporation: (x) an executed questionnaire (which form of questionnaire shall be provided by the Secretary of the Corporation upon written request) within ten (10) days after the date on which the Secretary of the Corporation provides the form of questionnaire, with respect to the background and qualifications of such person to serve as a director of the Corporation and the background of any other person or entity on whose behalf the nomination is being made; and (y) an executed representation and agreement (which form of representation and agreement shall be provided by the Secretary of the Corporation upon written request) within ten (10) days after the date on which the Secretary of the Corporation provides the form of representation and agreement, that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any direct or indirect compensatory payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, including, without limitation, any agreement, arrangement or understanding with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, nomination, service or action as a nominee or as a director of the Corporation (a “Compensation Arrangement”) that has not been disclosed in the representation and agreement, and (C) if elected as a director of the Corporation, would comply with the Corporation’s requirements for ownership of its shares of stock within ninety (90) days after being elected and will comply with all other applicable publicly disclosed corporate governance, conflict of interest, confidentiality and trading policies and guidelines of the Corporation.

No person nominated by any stockholder shall be qualified to serve as a director unless the nomination is made in accordance with the procedures set forth in this Section 1.10 or Section 1.11 of these By-Laws, as applicable. Notwithstanding anything in these By-Laws, the Charter, or any applicable law to the contrary, the chairman of the meeting shall have the power and duty to determine whether a director was nominated in accordance with the procedures set forth herein and to declare that any defective nomination be disregarded.

SECTION 1.11              PROXY STATEMENT ACCESS FOR STOCKHOLDER DIRECTOR NOMINEES.

(a) Definitions. For purposes of this Section 1.11, the following terms shall have the following meanings:

(i) “Authorized Group Member” shall mean, with respect to any nomination by a Nominator Group (as defined below), the member of that Nominator Group that is authorized to act on behalf of all members of that Nominator Group with respect to matters relating to the nomination, including withdrawal of the nomination.

(ii) “Eligible Stockholder” shall mean a person who has either (A) been a record holder of shares of Common Stock (as defined in the Charter) of the Corporation used to satisfy the eligibility requirements in Section 1.11(d) continuously for the required three-year period or (B) provides to the Secretary of the Corporation, within the time period referred to in Section 1.11(e), evidence of continuous Ownership of such shares for such three-year period from one or more securities intermediaries; provided, however, that any holder of Class B Common Stock or Excess Common Stock (as defined in the Charter) or any affiliate of such holder shall not qualify as an Eligible Stockholder.

(iii) “Maximum Number” shall mean that number of directors constituting the greater of (A) two or (B) 20% of the number of directors of the Corporation which, at such time, the holders of the Common Stock are entitled to elect, on the last day on which a Nomination Notice may be submitted pursuant to this Section 1.11 (rounded down to the nearest whole number), which number shall be reduced as set forth in Section 1.11(c)(i).

(iv) “Minimum Percentage” shall mean 3% of the number of outstanding shares of the Common Stock of the Corporation as provided in the most recent Exchange Act filing made by the Corporation with the SEC immediately prior to the submission of the Nomination Notice.

(v) “Nominating Stockholder” shall mean any Eligible Stockholder or group of up to and including twenty (20) stockholders (a “Nominator Group”) that, individually and collectively as a group, satisfy the requirements to qualify as an Eligible Stockholder, and that (A) has (individually and collectively, in the case of a Nominator Group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 1.11 (including, without limitation, the timely submission of a Nomination Notice that meets the requirements set forth in this Section 1.11), and (B) has nominated a Stockholder Nominee.

(vi) “Nomination Notice” shall mean all information and documents that a Nominating Stockholder is required to submit to the Secretary of the Corporation pursuant to Section 1.11(f).

(vii) “Own” shall mean possession, with respect to those outstanding shares of Common Stock of the Corporation entitled to vote generally for the election of directors of the Corporation, of both: (A) the full voting and investment rights pertaining to such shares; and (B) the full economic and financial interest in (including but not limited to the full and complete opportunity for profit and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale; (2) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such stockholder’s or affiliate’s full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree any gain or loss arising from the full economic Ownership of such shares by such stockholder or affiliate, other than any such arrangements solely involving a national or multi-national multi-industry market index. A stockholder shall “Own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A stockholder’s Ownership of shares shall be deemed to continue during any period in which (A) the stockholder has loaned such shares, provided that the stockholder has the power to recall such loaned shares on five business days’ notice, or (B) the stockholder has delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. The terms “Owned,” “Owning,” “Ownership” and other variations of the word “Own” shall have correlative meanings.

(viii) “Stock Exchange Rules” shall mean the rules of any stock exchange on which the Corporation’s securities are traded.

(ix) “Stockholder Nominee” shall mean any person nominated for election pursuant to this Section 1.11.

(b) Proxy Access at Annual Meetings. Subject to the satisfaction of the requirements of this Section 1.11, if expressly requested in the relevant Nomination Notice, the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i) the name of any Stockholder Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(ii) disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law, rule or regulation to be included in the proxy statement; and

(iii) a statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 1.11(g)(iii)), but only if such statement does not exceed five hundred (500) words.

For the avoidance of doubt, the provisions of this Section 1.11 shall not apply to a special meeting of stockholders.

(c) Maximum Number of Stockholder Nominees.

(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than the Maximum Number. The Maximum Number for a particular annual meeting shall be reduced by:

(A) Stockholder Nominees whose nominations for election at such annual meeting are subsequently withdrawn;

(B) Stockholder Nominees whom the Board of Directors itself decides to nominate for election at such annual meeting;

(C) the number of incumbent directors or director candidates (including, without limitation, candidates who are not Stockholder Nominees) that in either case will be included in the Corporation’s proxy materials for an annual meeting of stockholders as unopposed (by the Corporation) nominees pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders; and

(D) the number of incumbent directors who had been Stockholder Nominees at any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.

(ii) Any Nominating Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 1.11 shall rank such Stockholder Nominees based on the order that the Nominating Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Nominating Stockholders pursuant to this Section 1.11 exceeds the Maximum Number, the highest ranking Stockholder Nominee who meets the requirements of this Section 1.11 from each Nominating Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of the shares that each Nominating Stockholder disclosed as Owned in its respective Nomination Notice submitted to the Corporation. This selection process will continue with the next highest ranking nominees as many times as necessary, following the same order each time, until the Maximum Number is reached.

(d) Eligible Stockholders.

(i) An Eligible Stockholder or Nominator Group may submit a nomination in accordance with this Section 1.11 only if the person or group (in the aggregate) has continuously Owned at least the Minimum Percentage (as adjusted for any stock splits, stock dividends, subdivisions, combinations, reclassifications, recapitalizations or similar events) of shares throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to Own at least the Minimum Percentage of shares through the date of the annual meeting. No shares may be attributed to more than one Eligible Stockholder. The following shall be treated as one Eligible Stockholder or one member of a Nominator Group if such Eligible Stockholder or member of a Nominator Group shall provide together with the Nomination Notice documentation that demonstrates compliance with the following criteria: (A) funds under common management and investment control; (B) funds under common management and funded primarily by the same employer; or (C) a “family of investment companies” or a “group of investment companies” (each as defined in or under the Investment Company Act of 1940, as amended).

(ii) For the avoidance of doubt, in the event of a nomination by a Nominator Group, any and all requirements and obligations for a given Eligible Stockholder (including, without limitation, each and every fund or company that comprises the Nominator Group) that are set forth in this Section 1.11, including the minimum holding period, shall apply to each member of such Nominator Group; provided, however, that the Minimum Percentage of shares shall apply to the Ownership of the Nominator Group in the aggregate. Should any stockholder withdraw from a Nominator Group at any time prior to the annual meeting of stockholders, the Nominator Group shall only be deemed to Own the shares held by the remaining members of that Nominator Group.  No stockholder shall be permitted to be in more than one Nominator Group.

(e) Timely Nomination Notice. To be timely, a Nomination Notice must be delivered to or mailed to the Secretary of the Corporation and received at the principal executive offices of the Corporation not later than 5 p.m. Eastern Time on the one hundred and twentieth (120th) day nor earlier than 5 p.m. Eastern Time on the one hundred and fiftieth (150th) day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials relating to that annual meeting) that the Corporation first mailed its proxy statement for the previous year’s annual meeting of stockholders of the Corporation, except where information or documents are required to be provided after the date the Nomination Notice is first submitted, as set forth in this Section 1.11; provided, however, that, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting, to be timely, the Nomination Notice must be received not later than 5 p.m. Eastern Time on the tenth (10th) day following the day on which public announcement of the date of the annual meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Nomination Notice.

(f) Nomination Notice. The Nomination Notice shall consist of, collectively, the following information, documents and agreements which shall, for avoidance of doubt, be compiled, completed and submitted by the Nominating Stockholder or its representatives at its own cost:

(i) with respect to the Nominating Stockholder or, in the case of a Nominator Group, each member of the Nominator Group, documentary evidence in the form of one or more written statements from the record holder of the Common Stock (and from each intermediary through which the shares are or have been held during the requisite three-year holding period, provided that each such intermediary must be a participant in the Depository Trust Company or an affiliate of a participant in the Depository Trust Company) and a representation from the Nominating Stockholder (or the Authorized Group Member on behalf of each member of a Nominator Group) verifying and certifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Nominating Stockholder (individually or collectively, in the case of a Nominator Group) Owns, and has continuously Owned for the preceding three years, the Minimum Percentage of shares, and the Nominating Stockholder’s agreement to provide, within five business days after the record date for the annual meeting, documentary evidence in the form of written statements from each record holder and intermediary and a representation from the Nominating Stockholder (or the Authorized Group Member on behalf of each member of a Nominator Group) verifying and certifying the Nominating Stockholder’s continuous Ownership (individually or collectively, in the case of a Nominator Group) of the Minimum Percentage of shares through the record date;

(ii) an undertaking to provide immediate notice if the Nominating Stockholder ceases to Own the Minimum Percentage of shares prior to the date of the annual meeting;

(iii) a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(iv) the written consent of each Stockholder Nominee to being named in the Corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected;

(v) a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each member of a Nominator Group):

(A) the information and other deliverables that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 1.10 of these By-Laws, as if the Nominating Stockholder were the proposing stockholder under that section;

(B) to the extent not included in the response to paragraph (A) above, a detailed description of all material relationships, between or among the Nominating Stockholder, on the one hand, and each Stockholder Nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K (or its successor Item) if the Nominating Stockholder were the “registrant” for purposes of such item and the Stockholder Nominee was a director or executive officer of such registrant;

(C) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(D) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(E) a representation and warranty that the Nominating Stockholder has not nominated and a covenant that it will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s);

(F) a representation and warranty that the Nominating Stockholder has not engaged in and a covenant that it will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(G) a covenant that the Nominating Stockholder will not use or distribute any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(H) a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, membership on the Board of Directors would not violate applicable state or federal law or Stock Exchange Rules;

(I) a representation and warranty that the Stockholder Nominee: (1) qualifies as independent under the Stock Exchange Rules and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors; and (2) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule), without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee;

(J) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 1.11(d);

(K) a covenant that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 1.11(d) through the date of the annual meeting;

(L) if desired by the Nominating Stockholder and subject to Section 1.11(g)(ii), a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors. Any such statement shall not exceed five hundred (500) words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder; and

(M) in the case of a nomination by a Nominator Group, the designation by all group members of one Authorized Group Member.

(vi) an executed agreement (which form of agreement shall be provided by the Secretary of the Corporation upon written request), which must be submitted within ten (10) days after the date on which the Secretary of the Corporation provides the form of agreement, pursuant to which the Nominating Stockholder (including each member of a Nominator Group) agrees:

(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Stockholder Nominee with the SEC, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C) to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or the Stockholder Nominee nominated by such Nominating Stockholder with the Corporation, its stockholders or any other person, including, without limitation, the Nomination Notice;

(D) to indemnify and hold harmless (jointly with all other members of a Nominator Group, if applicable) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any action, suit or proceeding (whether threatened, pending or completed), whether legal, judicial, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or Stockholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements or representations under or pursuant to this Section 1.11 of the By-Laws;

(E) to promptly (and in any event within forty-eight (48) hours of discovering such misstatement or omission) notify the Corporation of any misstatement or omission of information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any member of a Nominator Group) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), and promptly notify the Corporation of the information that is required to correct the misstatement or omission; and

(F) in the event that the Nominating Stockholder (including any member of a Nominator Group) has failed to continue to satisfy the eligibility requirements described in Section 1.11(d), to promptly notify the Corporation.

(vii) an executed questionnaire, representation and agreement pursuant to Section 1.11(h) (which forms of questionnaire, representation and agreement shall be provided by the Secretary of the Corporation upon written request), which must be submitted within ten (10) days after the date on which the Secretary of the Corporation provides the forms of questionnaire, representation and agreement.

The information and documents required by this Section 1.11(f) shall be provided with respect to and executed by the Nominating Stockholder (and each member of a Nominator Group), and provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item). The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 1.11(f) (other than such information and documents required to be provided after the date the Nomination Notice is first submitted) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(g) Exclusion or Disqualification of Stockholder Nominees.

(i) If, after the deadline for submitting a Nomination Notice as set forth in Section 1.11(e), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, the Corporation shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder.

(ii) Notwithstanding anything to the contrary contained in this Section 1.11, the Corporation may omit from its proxy materials any Stockholder Nominee, and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support), and / or communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the annual meeting and / or that no vote will be held or occur as to such Stockholder Nominee, if:

(A) the Corporation receives a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors at the annual meeting pursuant to the advance notice requirements for stockholder nominees set forth in Section 1.10 of these By-Laws;

(B) the Nominating Stockholder has engaged in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors;

(C) the Nominating Stockholder or the Authorized Group Member, as applicable, or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted in accordance with this Section 1.11;

(D) the Board of Directors, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these By-Laws or the Charter or any applicable law, rule or regulation to which the Corporation is subject, including the Stock Exchange Rules;

(E) the Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 1.11 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew from or became ineligible or unavailable for election at such annual meeting or received a vote of less than 20% of the shares of common stock entitled to vote for such Stockholder Nominee;

(F) the Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; and

(G) the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 1.11(d), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under or pursuant to this Section 1.11 and in such case such nomination shall be disregarded and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee.

(iii) Notwithstanding anything to the contrary contained in this Section 1.11, the Corporation may omit from its proxy statement, or may supplement or correct, any information,

including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if:

(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority;

(C) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

(iv) The Corporation may solicit against, and include in the proxy statement its own statement in opposition to the nomination of the Stockholder Nominee and any other statement or information that the Corporation or the Board of Directors determines in its discretion to include in the proxy statement relating to the Stockholder Nominee.

(h) Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election as a director of the Corporation, the person proposed to be nominated must deliver or mail (in accordance with the time periods prescribed for delivery of notice under this Section 1.11) to the Secretary an executed questionnaire (in the form available from the Secretary) with respect to the background and qualification of such person to serve as a director of the Corporation and the background of any other person or entity on whose behalf the nomination is being made and an executed representation and agreement (in the form available from the Secretary) that such person

(i) is not and will not become a party to:

(A) any Voting Commitment that has not been disclosed to the Corporation or

(B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law,

(ii) is not and will not become a party to any Compensation Arrangement that has not been disclosed to the Corporation,

(iii) will comply with all informational and similar requirements of applicable insurance policies and laws and regulations,

(iv) if elected as a director of the Corporation, would comply with the Corporation’s requirements for ownership of its shares of stock within ninety (90) days after being elected and will comply with all other applicable publicly disclosed corporate governance, conflict of interest, confidentiality and trading policies and guidelines of the Corporation,

(v) if elected as a director of the Corporation, will act in the best interests of the Corporation and its stockholders and not in the interests of individual constituencies,

(vi) if elected as a director of the Corporation, will not take or approve any action that is inconsistent with the Corporation’s qualification as a real estate investment trust unless the Board of Directors determines that it is no longer in the Corporation’s best interests to so qualify as a real estate investment trust, and

(vii) will promptly provide to the Corporation such other information as it may reasonably request.

SECTION 1.12              CONDUCT OF VOTING. At all meetings of stockholders, unless the voting is conducted by inspectors, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies, the acceptance or rejection of votes and procedures for the conduct of business not otherwise specified by these By-Laws, the Charter or law, shall be decided or determined by the chairman of the meeting. Unless required by law, no vote need be by ballot and voting need not be conducted by an inspector. No candidate for election as a director at a meeting shall serve as an inspector thereat.

ARTICLE II

BOARD OF DIRECTORS

SECTION 2.01              FUNCTION OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. All powers of the Corporation may be exercised by or under authority of the Board of Directors, except as conferred on or reserved to the stockholders by statute or by the Charter or By-Laws.

SECTION 2.02              NUMBER AND ELECTION OF DIRECTORS AND TERM OF OFFICE. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a duly adopted resolution of the Board of Directors, but shall in no event exceed the maximum number of Directors provided in the Charter. Subject to the rights of the holders of any class of stock to elect any directors voting separately as a class or series, at each annual meeting of stockholders, the directors to be elected at the meeting shall be chosen by the majority of the votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected, then directors shall be elected by the vote of a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. For purposes of this Section 2.02, a “majority of votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. If a nominee fails to receive the required vote and is an incumbent director, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Governance Committee (or the Nominating and Governance Committee if those Committees have been combined) will make a recommendation to the Board of Directors whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Governance

Committee’s (or the Nominating and Governance Committee’s) recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Governance Committee (or the Nominating and Governance Committee) in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Governance Committee (or the Nominating and Governance Committee) or the decision of the Board of Directors with respect to his or her resignation. If an incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, or if a nominee fails to receive the required vote and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of paragraph (b) of Article FIFTH of the Charter or may decrease the size of the Board of Directors pursuant to the provisions of this Section 2.2.

The election of directors by the stockholders shall be by written ballot if directed by the chairman of the meeting or if the number of nominees exceeds the number of directors to be elected.

If the holders of preferred stock are entitled to elect any directors voting separately as a class or series, those directors shall be elected by a plurality of the votes cast by the holders of shares of preferred stock entitled to vote in the election at the meeting, provided a quorum of the holders of shares of preferred stock is present.

SECTION 2.03              REMOVAL OF DIRECTOR. Any director or the entire Board of Directors may be removed only in accordance with the provisions of the Charter and General Corporation Law of the State of Delaware.

SECTION 2.04              VACANCY ON BOARD. Subject to the rights of the holders of any class of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the stockholders or a majority of the directors in office on the Board of Directors. Any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled in accordance with paragraph (b) of Article FIFTH of the Charter.

SECTION 2.05              REGULAR MEETINGS. After each meeting of stockholders at which directors shall have been elected, the Board of Directors shall meet as soon as practicable for the purpose of organization and the transaction of other business. In the event that no other time and place are specified by resolution of the Board of Directors, the President, the Chairman of the Board, with notice in accordance with Section 2.07 of these By-Laws, the Board of Directors shall meet immediately following the close of such stockholders’ meeting. Any other regular meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors.

SECTION 2.06              SPECIAL MEETINGS. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, or the President or by a majority of the Board of Directors by vote at a meeting, or in writing with or without a meeting. A special meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors. In the absence of designation such meeting shall be held at such place as may be designated in the call.

SECTION 2.07              NOTICE OF MEETING. Except as provided in Section 2.05 of these By-Laws, the Secretary shall give notice to each director of each regular and special meeting of the Board of Directors. The notice shall state the time and place of the meeting. Notice is given to a director when it is delivered personally to him, left at his residence or usual place of business, or sent by telegraph, facsimile transmission, electronic mail or telephone, at least 24 hours before the time of the meeting or, in the alternative by mail to his address as it shall appear on the records of the Corporation, at least 72 hours before the time of the meeting. Unless the By-Laws or a resolution of the Board of Directors provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Directors. No notice of any meeting of the Board of Directors need be given to any director who attends except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or to any director who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

SECTION 2.08              ACTION BY DIRECTORS. Unless statute or the Charter or By-Laws requires a greater proportion, the action of a majority of the directors present at a meeting at which a quorum is present is action of the Board of Directors. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. In the absence of a quorum, the directors present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each member of the Board and filed with the minutes of proceedings of the Board.

SECTION 2.09              MEETING BY CONFERENCE TELEPHONE. Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

SECTION 2.10              COMPENSATION. By resolution of the Board of Directors, a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Directors or of committees thereof, and other compensation for their services as such or on committees of the Board of Directors, may be paid to directors. Directors who are employees of the Corporation need not be paid for attendance at meetings of the board or committees thereof for which fees are paid to other directors. A director who serves the Corporation in any other capacity also may receive compensation for such other services, pursuant to a resolution of the directors.

SECTION 2.11              ADVISORY DIRECTORS. The Board of Directors may by resolution appoint advisory directors to the Board, who may also serve as directors emeriti, and shall have such authority and receive such compensation and reimbursement as the Board of Directors shall provide. Advisory directors or directors emeriti shall not have the authority to participate by vote in the transaction of business.

SECTION 2.12              SURETY BONDS. Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

ARTICLE III

COMMITTEES

SECTION 3.01              COMMITTEES. In accordance with the Charter, the Board of Directors may appoint an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee, a Governance Committee, or a combined Nominating and Governance Committee, and other committees composed of one or more directors and delegate to these committees any of the powers of the Board of Directors, except the power to declare dividends or other distributions on stock, elect directors, issue stock other than as provided in the next sentence, recommend to the stockholders any action which requires stockholder approval, amend the By-Laws, or approve any merger or share exchange which does not require stockholder approval. If the Board of Directors has given general authorization for the issuance of stock, a committee of the Board of Directors, in accordance with a general formula or method specified by the Board of Directors by resolution or by adoption of a stock option or other plan, may fix the terms of stock subject to the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors.

SECTION 3.02              COMMITTEE PROCEDURE. Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each committee member and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of Section 2.09 of these By-Laws.

ARTICLE IV

OFFICERS

SECTION 4.01              EXECUTIVE AND OTHER OFFICERS. The Corporation shall have a President, a Secretary, and a Treasurer. The Corporation may also have a Chairman, a Vice Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, one or more Vice-Presidents, assistant officers, and subordinate officers as may be established by the Board of Directors. A person may hold more than one office in the Corporation except that no person may serve concurrently as both President and Vice-President of the Corporation. The Chairman of the Board and the Vice Chairman of the Board, shall be a director; the other officers may be directors.

SECTION 4.02              CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present. In general, the Chairman of the Board shall perform all such duties as are from time to time assigned to him or her by the Board of Directors.

SECTION 4.03              VICE CHAIRMAN. The Vice Chairman of the Board, if one be elected by the Board of Directors, shall be an officer of the Corporation. In general, the Vice Chairman of the Board shall perform all such duties as are from time to time assigned to him or her by the Board of Directors.

SECTION 4.04              CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be the principal executive officer of the Corporation and, subject to the control of the Board of Directors and with the President, shall in general supervise and control all of the business and affairs of the Corporation. In general, he or she shall perform such other duties usually performed by a chief executive officer of a corporation and such other duties as are from time to time assigned to him or her by the Board of Directors of the Corporation. Unless otherwise provided by resolution of the Board of Directors, the Chief Executive Officer, if one be elected, in the absence of the Chairman of the Board, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present.

SECTION 4.05              PRESIDENT. Unless otherwise specified by the Board of Directors, the President shall be the principal operating officer of the Corporation and perform the duties customarily performed by a principal operating officer of a corporation. If no Chief Executive Officer is appointed, he or she shall also serve as the Chief Executive Officer of the Corporation. The President may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation. In general, he or she shall perform such other duties usually performed by a president of a corporation and such other duties as are from time to time assigned to him or her by the Board of Directors or the Chief Executive Officer of the Corporation. Unless otherwise provided by resolution of the Board of Directors, the President, in the absence of the Chairman of the Board and the Chief Executive Officer, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present.

SECTION 4.06              CHIEF OPERATING OFFICER. The Chief Operating Officer, at the request of the Chief Executive Officer or the President, or in the President’s absence or during his inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. Unless otherwise specified by the

Board of Directors, he or she shall perform such other duties usually performed by a chief operating officer of a corporation and such other duties as are from time to time assigned to him or her by the Board of Directors, the Chief Executive Officer or the President of the Corporation.

SECTION 4.07              VICE-PRESIDENTS. The Vice-President or Vice-Presidents, at the request of the Chief Executive Officer or the President or the Chief Operating Officer, or in the Chief Operating Officer’s absence or during his inability to act, shall perform the duties and exercise the functions of the Chief Operating Officer, and when so acting shall have the powers of the Chief Operating Officer. If there be more than one Vice-President, the Board of Directors may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Directors, the Chief Executive Officer, or the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. The Vice-President or Vice-Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Directors, the Chief Executive Officer, or the President of the Corporation.

SECTION 4.08              SECRETARY. The Secretary shall keep the minutes of the meetings of the stockholders, of the Board of Directors and of any committees, in books provided for the purpose; he or she shall see that all notices are duly given in accordance with the provisions of the By-Laws or as required by law; he or she shall be custodian of the records of the Corporation; he or she may witness any document on behalf of the Corporation, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same; and, in general, the Secretary shall perform all duties incident to the office of a secretary of a corporation, and such other duties as are from time to time assigned to him or her by the Board of Directors, the Chief Executive Officer, or the President of the Corporation.

SECTION 4.09              TREASURER. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he or she shall render to the Chief Executive Officer, the President and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; and, in general, the Treasurer shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as are from time to time assigned to him or her by the Board of Directors, the Chief Executive officer, or the President of the Corporation.

SECTION 4.10              ASSISTANT AND SUBORDINATE OFFICERS. The assistant and subordinate officers of the Corporation are all officers below the office of Vice-President, Secretary, or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Directors, the Chief Executive Officer, or the President of the Corporation.

SECTION 4.11              ELECTION, TENURE AND REMOVAL OF OFFICERS. The Board of Directors shall elect the officers. The Board of Directors may from time to time authorize any committee or officer to appoint assistant and subordinate officers. Election or appointment of an officer, employee or agent shall not of itself create contract rights. All officers shall be appointed to hold their offices, respectively, at the pleasure of the Board. The Board of Directors (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may remove an officer at any time. The removal of an officer does not prejudice any of his or her contract rights. The Board of Directors (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may fill a vacancy which occurs in any office for the unexpired portion of the term.

SECTION 4.12              COMPENSATION. The Board of Directors, or its Compensation Committee, shall have the power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Corporation. The Board of Directors may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such assistant and subordinate officers.

ARTICLE V

DIVISIONAL TITLES

SECTION 5.01              CONFERRING DIVISIONAL TITLES. The Board of Directors may from time to time confer upon any employee of a division of the Corporation the title of President, Vice President, Treasurer or Controller of such division or any other title or titles deemed appropriate, or may authorize the Chairman of the Board, the Chief Executive Officer or the President to do so. Any such titles so conferred may be discontinued and withdrawn at any time by the Board of Directors, or by the Chairman of the Board, or the President if so authorized by the Board of Directors. Any employee of a division designated by such a divisional title shall have the powers and duties with respect to such division as shall be prescribed by the Board of Directors, the Chairman of the Board, or the President.

SECTION 5.02              EFFECT OF DIVISIONAL TITLES. The conferring of divisional titles, as described in Section 5.01 of these By-Laws, shall not create an officer of the Corporation under Article IV unless specifically designated as such by the Board of Directors; but any person who is an officer of the Corporation may also have a divisional title.

ARTICLE VI

STOCK

SECTION 6.01              CERTIFICATES FOR STOCK; UNCERTIFICATED SHARES. The shares of the Corporation may be represented by certificates or may be uncertificated as provided under the laws of the State of Delaware. Every holder of stock represented by certificates shall be entitled to have a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, or a Vice-President, and countersigned by the Secretary, an

Assistant Secretary, the Treasurer, or an Assistant Treasurer. Each stock certificate shall include on its face the name of the Corporation, the name of the stockholder or other person to whom it is issued, and the class of stock and number of shares it represents. It shall be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors or any officer or officers designated for such purpose by resolution of the Board of Directors. Each certificate may be sealed with the actual corporate seal or a facsimile of it or in any other form and the signatures may be either manual or facsimile signatures. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. A certificate may not be issued until the stock represented by it is fully paid. Notwithstanding the above, the issuance of uncertificated shares shall not affect shares already represented by a certificate until such certificate is surrendered to the Corporation.

SECTION 6.02              TRANSFERS. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates of stock or uncertificated shares; and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.

SECTION 6.03              RECORD DATES. The Board of Directors may set a record date for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights. The record date may not be prior to 5 p.m. Eastern Time on the day the record date is fixed nor, subject to Section 1.06 of these By-Laws, more than sixty (60) days before the date on which the action requiring the determination will be taken; and, in the case of a meeting of stockholders, the record date shall be at least ten (10) days before the date of the meeting.

SECTION 6.04              STOCK LEDGER. The Corporation shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds. The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock, or, if none, at the principal office in the State of Delaware or the principal executive offices of the Corporation.

SECTION 6.05              LOST STOCK CERTIFICATES. The Board of Directors of the Corporation may determine the conditions for issuing a new stock certificate or uncertificated share in place of a stock certificate which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation. In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate or uncertificated share save upon the order of some court having jurisdiction in the premises.

ARTICLE VII

FINANCE

SECTION 7.01              CHECKS, DRAFTS, ETC. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Corporation, shall, unless otherwise provided by resolution of the Board of Directors, be signed by the Chief Executive Officer, the President, a Vice-President or an Assistant Vice-President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary.

SECTION 7.02              FISCAL YEAR. The fiscal year of the Corporation shall be the twelve calendar months period ending December 31 in each year, unless otherwise provided by the Board of Directors.

SECTION 7.03              DIVIDENDS. If declared by the Board of Directors at any meeting thereof, the Corporation may pay dividends on its shares in cash, property, or in shares of the capital stock of the Corporation, unless such dividend is contrary to law or to a restriction contained in the Charter.

SECTION 7.04              CONTRACTS. To the extent permitted by applicable law, and except as otherwise prescribed by the Charter or these By-Laws with respect to certificates for shares, the Board of Directors may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01              PROCEDURE. Any indemnification, or payment of expenses, for which mandatory payments must be made under the Charter, in advance of the final disposition of any proceeding, shall be made promptly, and in any event within sixty (60) days, upon the written request of the director or officer entitled to seek indemnification (the “Indemnified Party”). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Corporation denies such request, in whole or in part, or (ii) no disposition thereof is made within sixty (60) days. The Indemnified Party’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be reimbursed by the Corporation. It shall be a defense to any action for advance for expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnification or (b) the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

SECTION 8.02              EXCLUSIVITY, ETC. The indemnification and advance of expenses provided by the Charter and these By-Laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses under the Charter of the Corporation and hereunder shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this By-Law is in effect. Nothing herein shall prevent the amendment of this By-Law, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this By-Law shall not in any way diminish any rights to indemnification or advance of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this By-Law or any provision hereof is in force.

SECTION 8.03              SEVERABILITY; DEFINITIONS. The invalidity or unenforceability of any provision of this Article VIII shall not affect the validity or enforceability of any other provision hereof. The phrase “this By-Law” in this Article VIII means this Article VIII in its entirety.

ARTICLE IX

SUNDRY PROVISIONS

SECTION 9.01              BOOKS AND RECORDS. The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and Board of Directors and of any executive or other committee when exercising any of the powers of the Board of Directors. The books and records of a Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of the By-Laws shall be kept at the principal office of the Corporation.

SECTION 9.02              CORPORATE SEAL. The Board of Directors shall provide a suitable seal, bearing the name of the Corporation, which shall be in the charge of the Secretary. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. If the Corporation is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule, or regulation relating to a corporate seal to place the word “Seal” adjacent to the signature of the person authorized to sign the document on behalf of the Corporation.

SECTION 9.03              BONDS. The Board of Directors may require any officer, agent or employee of the Corporation to give a bond to the Corporation, conditioned upon the faithful discharge of his duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

SECTION 9.04              VOTING UPON SHARES IN OTHER CORPORATIONS. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the Chief Executive Officer, the President, a Vice-President, or a proxy appointed by either of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

SECTION 9.05              NOTICES.

(a)                                 Whenever, under any provisions of these By-Laws, notice is required to be given to any stockholder, the same shall be given in writing, either (a) deposited in the United States Mail, postage prepaid, and addressed to the stockholder’s last known post office address as shown by the stock record of the Corporation or its transfer agent or (b) by a form of electronic transmission consented to by the stockholder to whom the notice is given, except to the extent prohibited by Section 232(e) of the Delaware General Corporation Law. Any consent to receive notice by electronic transmission shall be revocable by the stockholder by written notice to the Corporation.

(b)                                 Any notice required to be given to any Director may be given by the method stated in (a) above. Any such notice, other than one which is delivered personally, shall be sent to such post office address, facsimile number or electronic mail address as such Director shall have provided to the Secretary of the Corporation. It shall not be necessary that the same method of giving notice be employed for all Directors.

(c)                                  If there is no post office address of a stockholder or Director, such notice may be sent to the office of the Corporation.

(d)                                 All notices given by mail shall be deemed to have been given at the time of mailing. All notices given to stockholders by a form of electronic transmission shall be deemed to have been given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the stockholder. All notices given to Directors by a form of electronic transmission shall be deemed to have been given when directed to the electronic mail address, facsimile number, or other location filed in writing by the director with the Secretary of the Corporation.

(e)                                  Whenever notice is to be given to the Corporation by a stockholder under any provision of law or of the Charter or these By-Laws, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation. If delivered by electronic mail or facsimile, the stockholder’s notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation’s most recent proxy statement.

(f)                                   When used in these By-Laws, the terms “written” and “in writing” shall include any “electronic transmission”, as defined in Section 232(c) of the Delaware General Corporation Law, including without limitation any telegram, cablegram, facsimile transmission and communication by electronic mail.

SECTION 9.06              EXECUTION OF DOCUMENTS. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

SECTION 9.07              RELIANCE. Each director, officer, employee and agent of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Corporation, upon an opinion of counsel or upon reports made to the Corporation by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board of Directors or officers of the Corporation, regardless of whether such counsel or expert may also be a director.

SECTION 9.08              CERTAIN RIGHTS OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. The directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any director or officer, employee or agent of the Corporation, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to those of or relating to the Corporation.

SECTION 9.09              AMENDMENTS. Unless otherwise provided in the Charter, these By-Laws may be repealed, altered or amended or new By-Laws adopted at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors. The Board of Directors shall also have the authority to repeal, alter or amend these By-Laws or adopt new By-Laws (including, without limitation, the amendment of any By-Laws setting forth the number of directors who shall constitute the whole Board of Directors) by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such By-Laws.